                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                              COPART, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                                  COPART, INC.
                                NOVEMBER 7, 1997

Dear Shareholder:

    You are cordially invited to attend the 1997 Annual Meeting of Shareholders of Copart, Inc. (the "Company") to be held on Tuesday, December 9, 1997 at 9:00 a.m., at the Company's corporate headquarters located at 5500 E. Second Street, Benicia, CA 94510 (see directions on back of proxy statement). The formal Notice of Annual Meeting of Shareholders and Proxy Statement accompanying this letter describes the business to be acted upon.

    PLEASE SIGN AND RETURN YOUR PROXY NOW WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. If you attend the meeting, you may still vote in person even if you have previously returned a signed proxy.

                                          Sincerely,

                                            [/S/ WILLIS J. JOHNSON]

                                          WILLIS J. JOHNSON
                                          CHIEF EXECUTIVE OFFICER
                                          AND CHIEF FINANCIAL OFFICER

                             YOUR VOTE IS IMPORTANT
SO THAT YOUR COMMON STOCK WILL BE REPRESENTED AT THE ANNUAL MEETING IN THE EVENT YOU ARE NOT PERSONALLY PRESENT, PLEASE DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. EXECUTION OF THE PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ARE PRESENT AT THE MEETING.

                                  COPART, INC.

                                ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON DECEMBER 9, 1997

                             ---------------------

    The Annual Meeting of Shareholders (the "Annual Meeting") of Copart, Inc. (the "Company") will be held on Tuesday, December 9, 1997 at 9:00 a.m. at the Company's corporate headquarters located at 5500 E. Second Street, Benicia, California 94510 for the following purposes:

    1. To elect seven Directors of the Company for the ensuing year or until their successors have been elected and qualified;

    2. To ratify KPMG Peat Marwick LLP as independent auditors for the Company for fiscal year 1998;

    3. To increase the number of shares reserved under the 1994 Employee Stock Purchase Plan from 85,000 to 170,000; and

    4. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

    The Board of Directors has fixed the close of business on October 23, 1997, as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting. The stock transfer books will not be closed between the record date and the date of the Annual Meeting.

    Please read carefully the following Proxy Statement which describes the matters to be voted upon at the Annual Meeting, and then complete, sign and return your Proxy as promptly as possible. Should you receive more than one Proxy because your shares are registered in different names and addresses, each Proxy should be signed and returned to assure that all your shares will be voted. If you attend the Annual Meeting and vote by ballot, your Proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

                                          Sincerely,

                                            [/S/ WILLIS J. JOHNSON]

                                          WILLIS J. JOHNSON
                                          CHIEF EXECUTIVE OFFICER
                                          AND CHIEF FINANCIAL OFFICER

                                  COPART, INC.
                             5500 E. SECOND STREET
                           BENICIA, CALIFORNIA 94510

                            ------------------------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON DECEMBER 9, 1997

                             ---------------------

                                    GENERAL

    THE ENCLOSED PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF COPART, INC., a California corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on Tuesday, December 9, 1997 (the "Annual Meeting"). The Annual Meeting will be held at 9:00 a.m. at the Company's corporate headquarters located at 5500 E. Second Street, Benicia, California. Shareholders of record on October 23, 1997 will be entitled to notice of and to vote at the Annual Meeting. The Company's principal executive offices are located at 5500 E. Second St., Benicia, CA 94510. The Company's telephone number at that address is (707) 748-5000.

    The Proxy Statement and accompanying proxy (the "Proxy") and Notice of Annual Meeting were first mailed to shareholders on or about November 7, 1997.

RECORD DATE, VOTING AND SHARE OWNERSHIP

    On October 23, 1997, the record date for determination of shareholders entitled to vote at the Annual Meeting, there were 13,100,354 shares of Common Stock outstanding held by 260 shareholders of record. No shares of the Company's Preferred Stock are outstanding. Every shareholder voting in the election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected (seven) multiplied by the number of shares held by such shareholder, or distribute such number of votes on the same principle among as many candidates as the shareholder thinks fit, provided that votes cannot be cast for more than the number of candidates to be elected. However, no shareholder shall be entitled to cumulate votes for a candidate unless such candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting prior to the voting of the intention to cumulate votes. On all other matters, each share has one vote. Approval of the Board's decision to retain KPMG Peat Marwick LLP as independent auditors for fiscal 1998 and to amend the Employee Stock Purchase Plan will be decided by the affirmative vote of a majority of the shares present or represented and entitled to vote on each such matter. Abstentions with respect to any matter are treated as shares present or represented at the Annual Meeting and entitled to vote on that matter and thus have the same effect as negative votes. If shares are not voted by the broker who is the record holder of the shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these non-voted shares are not deemed to be present or represented for purposes of determining whether shareholder approval of that matter has been obtained, although they are deemed to be present for purposes of establishing a quorum for the transaction of business.

REVOCABILITY OF PROXIES

    If you are unable to attend the Annual Meeting, you may vote by Proxy. The enclosed Proxy is solicited by the Company's Board of Directors and, when returned properly completed, will be voted as you direct your Proxy. Unless otherwise instructed in the Proxy, the proxyholder will vote the Proxies received by them FOR each of the three proposals described herein.

    Any person giving a Proxy has the power to revoke it at any time before its exercise. It may be revoked by filing with Paul A. Styer, Senior Vice President, General Counsel and Secretary of the Company at the Company's principal executive offices, Copart, Inc., 5500 E. Second St., Benicia, California 94510, a notice of revocation or another signed Proxy with a later date. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

SOLICITATION

    The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional soliciting materials furnished to shareholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, or other means by Directors, officers, employees or agents of the Company. No compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

    Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company's 1998 Annual Meeting must be received by the Company at its principal executive offices no later than July 7, 1998 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING
                     PROPOSAL ONE -- ELECTION OF DIRECTORS

    One of the purposes of the Annual Meeting is to elect directors to hold office until the next annual meeting or until their respective successors are elected and have been qualified. The number of authorized Directors is currently seven. The Board of Directors has selected the seven nominees listed below for election as Directors. Each person nominated for election has agreed to serve if elected and Management has no reason to believe that any nominee will be unavailable to serve. Unless otherwise instructed in the Proxy, the proxy holders will vote the Proxies received by them FOR the nominees named below. The seven candidates receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected Directors of the Company.

    The Board of Directors recommends that the shareholders vote FOR the election of each of the following nominees to serve as Directors of the Company for the ensuing year until the next Annual Meeting or until their successors are elected and qualified.

NOMINEES

    Set forth below is information regarding the nominees, all of whom are currently directors of the Company, including information furnished by them as to principal occupations, certain other directorships held by them, any arrangements pursuant to which they were or are selected as Directors or nominees and their ages as of October 23, 1997:

NAME                                 AGE                            PRINCIPAL OCCUPATION
-------------------------------      ---      -----------------------------------------------------------------
Willis J. Johnson (1)..........          50   Chief Executive Officer and Chief Financial Officer of the
                                              Company
Marvin L. Schmidt..............          53   Senior Vice President of Corporate Development of the Company
A. Jayson Adair................          28   President of the Company
James Grosfeld (1)(2)..........          60   Independent Investor
Jonathan Vannini (1)(2)........          35   General Partner, Atlas Partners, L.P.
Harold Blumenstein.............          58   General Partner, Paragon Properties Company
James E. Meeks.................          48   Executive Vice President of the Company

------------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit and Stock Option Grant Committees.

    WILLIS J. JOHNSON, co-founder of the Company, has served as Chief Executive Officer of the Company since 1986, Chief Financial Officer of the Company since October 1997 and has been a Board member since 1982. Mr. Johnson served as President of the Company from 1986 until May 1995. Mr. Johnson was an officer and director of U-Pull-It, Inc (UPI), a self-service auto dismantler which he co-founded in 1982, from 1982 through September, 1994. Mr. Johnson sold his entire interest in UPI in September, 1994. Mr. Johnson has over 25 years of experience in owning and operating auto dismantling companies.

    MARVIN L. SCHMIDT has served as Senior Vice President of Corporate Development since May 1995. Mr. Schmidt served as Vice President of the Company's Western Region and a director of the Company since July 1993, when he joined the Company concurrent with the Company's acquisition of County Salvage, Inc. From January 1989 until July 1993, Mr. Schmidt owned and operated County Salvage, Inc. in Los Angeles. Mr. Schmidt has over 25 years of experience as an owner and operator of auto dismantling and parts businesses.

    A. JAYSON ADAIR has served as President of the Company since November 1996 and as a director since September 1992. From April 1995 until October 1996, Mr. Adair served as Executive Vice President. From

August 1990 until April 1995, Mr. Adair served as Vice President of Sales and Operations and from June 1989 to August 1990, Mr. Adair served as the Company's Manager of Operations.

    JAMES GROSFELD has served as a director since November 1993. From November 1993 until November 1994, Mr. Grosfeld also served as Chairman of the Board of the Company. Mr. Grosfeld, an independent investor, served as Chairman of the Board and Chief Executive Officer of Pulte Corporation, a home-building corporation, from 1974 to 1990. In addition to serving as Co-Chairman of the Executive Committee, Mr. Grosfeld serves as consultant and director of Pulte Corporation, and a director of each of the publicly-traded BlackRock Financial Management funds.

    JONATHAN VANNINI has served as a director of the Company since February 1993. Mr. Vannini was a general partner at HPB Associates, an investment partnership, and was employed by HPB Associates from August 1987 until March, 1996. In March, 1996, Mr. Vannini became a general partner in Atlas Partners, L.P., an investment partnership. Mr. Vannini holds a B.A. in Economics from the University of California, Los Angeles and an M.B.A. from Columbia University.

    HAROLD BLUMENSTEIN has served as a director of the Company since March 1994. Mr. Blumenstein is a general partner of Paragon Properties Company, a real estate development, investment and management company, where he has been employed since January 1971. Mr. Blumenstein holds a B.A. in Economics and Accounting from Wayne State University.

    JAMES E. MEEKS has served as Vice President and Chief Operating Officer of the Company since September 1992 when he joined the Company concurrent with the Company's purchase of South Bay Salvage Pool (the San Martin Operation). Mr. Meeks has served as Executive Vice President and Director since October 1996 and as Senior Vice President since April 1995. From April 1986 to September 1992, Mr. Meeks, together with his family, owned and operated the San Martin Operation. Mr. Meeks is also an officer, director and part owner of Cas & Meeks, Inc., a towing and subhauling service company, which he has operated since 1991. Mr. Meeks has also been an officer and director of E & H Dismantlers, a self-service auto dismantler, since 1967. Mr. Meeks has over 25 years of experience in the vehicle dismantling business.

    There are no family relationships among any of the directors or executive officers of the Company, except that A. Jayson Adair is the son-in-law of Willis
J. Johnson.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than ten percent of a registered class of the Company's equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

    Based solely upon a review of the copies of such reports furnished to the Company and written representations from such officers, directors and greater than ten percent shareholders that no other reports were required to be made, the Company believes that there was full compliance for the fiscal year ended July 31, 1997 with all Section 16(a) filing requirements applicable to the Company's officers, directors and greater-than-ten percent shareholders, except that Paul A. Styer reported exercises of stock options and a sale transaction on Form 4s which were filed late.

BOARD COMMITTEES AND MEETINGS

    During the fiscal year ended July 31, 1997, the Board of Directors held four
(4) meetings. As of July 31, 1997, the Company had three standing Committees: an Audit Committee, Stock Option Grant

Committee and a Compensation Committee. The Company has no nominating committee or any committee performing similar functions.

    The Audit Committee is primarily responsible for approving the services performed by the Company's independent auditors, reviewing financial statements of the Company, and reviewing reports of the Company's accounting practices and systems of internal accounting controls. The Audit Committee currently consists of Directors Vannini and Grosfeld. The Audit Committee held one meeting during the last fiscal year.

    The Stock Option Grant Committee is responsible for the administration of the Company's 1992 Stock Option Plan. The Compensation Committee is generally responsible for, among other things, reviewing and approving the Company's compensation policies and setting the compensation levels for those Company executive officers and senior managers reporting directly to the Company's President whose compensation is not otherwise established pursuant to employment agreements reviewed or approved by the Board of Directors. The Compensation Committee consists of Directors Grosfeld, Johnson and Vannini and the Stock Option Grant Committee consists of Directors Grosfeld and Vannini. The Compensation Committee and Stock Option Grant Committee each held one (1) meeting during the last fiscal year.

    During the last fiscal year, no director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of Committees of the Board on which he serves that were held during the period for which he has been a member.

                               SECURITY OWNERSHIP

    The following table sets forth certain information known to the Company regarding the ownership of the Company's Common Stock as of October 23, 1997 for
(i) each Director and nominee for director, (ii) all persons known by the Company to be beneficial owners of five percent or more of the Company's Common Stock, (iii) any other Named Officer (as said term is defined hereinafter in "Executive Compensation -- Summary of Cash and Certain Other Compensation") and
(iv) all executive officers and Directors of the Company as a group. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable, except as otherwise indicated.

                                                                                 NUMBER        PERCENT OF TOTAL
NAME AND ADDRESS                                                               OF SHARES      SHARES OUTSTANDING
-----------------------------------------------------------------------------  ----------  -------------------------
FIVE PERCENT SHAREHOLDERS:
Willis J. Johnson............................................................   2,974,383               22.7%
  c/o Copart, Inc.
  5500 E. Second Street
  Benicia, CA 94510

James Grosfeld...............................................................   1,200,000                9.2%
  20500 Civic Center Drive
  Southfield, MI 48076

DIRECTORS AND EXECUTIVE OFFICERS:
Willis J. Johnson............................................................   2,974,383               22.7%
A. Jayson Adair (1)..........................................................     113,381              *
James E. Meeks (2)...........................................................      61,733              *
Marvin L. Schmidt (2)........................................................     318,200                2.4%
Paul A. Styer (4)............................................................      47,355              *
Joseph M. Whelan (5).........................................................      30,695              *
James Grosfeld...............................................................   1,200,000                9.2%
Harold Blumenstein (6).......................................................     140,000                1.1%
                                                                               ----------
All directors and executive officers listed (eight persons) (7)..............   4,885,747               37.3%

------------------------

*   Represents less than 1% of the outstanding Common Stock.

(1) Includes 101,500 shares of Common Stock subject to options exercisable within 60 days of October 23, 1997.

(2) Includes 50,167 shares of Common Stock subject to options exercisable within 60 days of October 23, 1997.

(3) Includes -0- shares of Common Stock subject to options exercisable within 60 days of October 23, 1997.

(4) Includes 34,666 shares of Common Stock subject to options exercisable within 60 days of October 23, 1997.

(5) Includes 26,583 shares of Common Stock subject to options exercisable within 60 days of October 23, 1997. Mr. Whelan resigned as Senior Vice President and Chief Financial Officer on October 6, 1997.

(6) Includes 5,500 shares of Common Stock subject to options exercisable within 60 days of October 23, 1997.

                             EXECUTIVE COMPENSATION

DIRECTORS' COMPENSATION

    Non-employee Directors are reimbursed for expenses incurred in attending Board and Committee meetings. During fiscal year 1997, all non-employee Directors received quarterly compensation of $2,000.

    Each non-employee Director is also eligible to receive periodic option grants for shares of the Company's Common Stock pursuant to the automatic option grant program in effect under the Company's 1994 Director Stock Option Plan (the "Option Plan"). Mr. Grosfeld has waived all rights to receive automatic option grants under the Option Plan.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to the Company and its subsidiaries during each of the last three fiscal years, by the Company's CEO and each of the Company's other four most highly compensated executive officers whose salary and bonus for the 1997 fiscal year was in excess of $100,000. The individuals whose compensation is disclosed in the following tables are hereafter referred to as the "Named Officers".

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG TERM COMPENSATION AWARDS
                                                              ANNUAL COMPENSATION           ---------------------------------------
                                                       ----------------------------------   SECURITIES UNDERLYING      ALL OTHER
NAME AND POSITION                                      FISCAL YEAR   SALARY($)   BONUS($)      OPTIONS/SARS(#)      COMPENSATION($)
-----------------------------------------------------  -----------   ---------   --------   ---------------------   ---------------
Willis J. Johnson....................................     1997         236,538     --            --                   16,488(1)
  Chief Executive Officer and                             1996         225,000     --            --                   22,300(2)
  Chief Financial Officer                                 1995         225,000     --            --                   10,680(3)

A. Jayson Adair......................................     1997         134,231     --            --                   13,080(4)
  President                                               1996         125,000     --              20,000              4,800(4)
                                                          1995         112,500     --              12,500              4,800(4)

Paul A. Styer........................................     1997         156,538     --            --                    6,000(5)
  Senior Vice President, General                          1996         152,307     --              10,000              6,000(5)
  Counsel, Secretary                                      1995         150,000    10,000           12,500              6,000(5)

Marvin L. Schmidt....................................     1997         150,000     --            --                    6,000(5)
  Senior Vice President of                                1996         150,000     --            --                    6,000(5)
  Corporate Development                                   1995         150,000     --            --                    6,000(5)

Joseph M. Whelan.....................................     1997         140,000     --            --                    3,600(7)
  Senior Vice President                                   1996         137,307     --              10,000              3,600(7)
  Chief Financial Officer (6)                             1995         135,000    10,000           12,500              --

--------------------------
(1) Comprised of premiums on life insurance policies payable to beneficiaries designated by Mr. Johnson in the amount of $6,024 and value to Mr. Johnson of use of Company automobile of $10,464.

(2) Comprised of premiums on life insurance policies payable to beneficiaries designated by Mr. Johnson in the amount of $7,100 and value to Mr. Johnson of use of Company automobile of $15,200.

(3) Comprised of premiums on life insurance policies payable to beneficiaries designated by Mr. Johnson in the amount of $1,500 and value to Mr. Johnson of use of Company automobile of $9,180.

(4) Comprised of use of Company automobiles.

(5) Comprised of automobile expense allowance of $6,000.

(6) Mr. Whelan resigned from his position as Chief Financial Officer and Senior Vice President on October 6, 1997.

(7) Comprised of use of Company automobile.

OPTION GRANTS

    There were no stock options granted during the 1997 fiscal year.

OPTION EXERCISE AND YEAR-END HOLDINGS

    The following table sets forth information concerning exercises of options during fiscal 1997 and the value of unexercised options held as of the end of the 1997 fiscal year by the Named Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                            SHARES                         UNDERLYING OPTIONS          IN-THE-MONEY OPTIONS AT
                                          ACQUIRED ON                         GRANTED(#)(1)              FISCAL YEAR-END (2)
                                           EXERCISE        VALUE       ---------------------------   ---------------------------
NAME                                          (#)       REALIZED (1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------------------  -----------   ------------   -----------   -------------   -----------   -------------
Willis J. Johnson.......................     --            --             --            --               --            --
A. Jayson Adair.........................     --            --             94,625        37,875       $ 1,691,422     $677,016
Paul A. Styer...........................     5,000        $73,500         31,125        20,375           556,359      364,203
Marvin L. Schmidt.......................     --            --            162,500        --             2,904,688       --
Joseph M. Whelan........................     --            --             23,958        23,542           428,249      420,813

------------------------

(1) Market value of underlying securities on the date of exercise, minus the exercise price.

(2) Market value of underlying securities at fiscal year end (for in-the-money options only) minus the exercise price.

EMPLOYMENT CONTRACTS

    The Company is party to an employment agreement with WILLIS J. JOHNSON, Chief Executive Officer, which continues through December 31, 1997. Under this agreement, Mr. Johnson is entitled to a current annual salary of $300,000. The contract also provides for a performance bonus for each fiscal year as determined by the Board of Directors of the Company, in which determination Mr. Johnson excuses himself. Mr. Johnson is entitled to participate in the Company's benefit plans and is entitled to four weeks paid vacation per year, use of a Company automobile, and a $1 million life insurance policy with the beneficiary being designated by Mr. Johnson. The agreement further provides that if Mr. Johnson's employment is terminated without cause, the Company shall be obligated to pay Mr. Johnson's current salary through the remainder of the employment term.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors has general responsibility for establishing the compensation payable to the Company's executive officers and other key executives. The Company's Stock Option Plan Committee has the sole and exclusive authority to administer the Company's 1992 Stock Option Plan under which grants may be made to such individuals. While the Compensation Committee has responsibility for establishing the level of compensation payable to the Company's executive officers, the decisions reached by the Committee with respect to the compensation paid to them for the 1997 fiscal year were to a substantial extent governed by the terms and requirements of employment agreements that have since terminated.

    This report is divided into two parts. Part One is a brief description of the compensation arrangements in effect for the 1997 fiscal year for the Executive Officers of the Company, including the Named Officers in the Summary Compensation Table. Part Two is a discussion of the factors which governed the compensation payable to the Chief Executive Officer for the 1997 fiscal year.

                 PART ONE -- EXISTING COMPENSATION ARRANGEMENTS

    The compensation arrangements for fiscal 1997 with the Company's other executive officers were negotiated directly between the Company and such individuals at the time of their commencement of employment. The Compensation Committee believes that the salaries and benefits under the current or former employment agreements with the Company's executive officers are commensurate with the Company's financial performance to date. During fiscal 1997, employment agreements between the Company and two executive officers of the Company expired and such persons are employed on an "at-will" basis. As a result of their promotions from Executive Vice President to President and Senior Vice President to Executive Vice President, respectively, the annual base salaries of Mr. Adair and Mr. Meeks were increased to $180,000 and $165,000, respectively in May 1997. Additionally, Mr. Styer's base salary was increased to $165,000. The Compensation Committee intends to review these salary levels on a regular basis and to make such adjustments to them as it sees fit based on the performance of the Company and the employee.

    While the Stock Option Committee awards stock options to executive officers in order to align the interests of the executive officers with those of the shareholders, the Committee believes that stock option grants to the Named Officers made during the last two fiscal years are adequate and, as a result, granted no stock options to the Named Officers during fiscal 1997.

                          PART TWO -- CEO COMPENSATION

    Willis J. Johnson, the co-founder of the Company served as President and CEO from 1986 until May 1995, and has served as CEO since May 1995. Based upon the Company's improved performance during fiscal year 1997, the Compensation Committee increased Mr. Johnson's base salary to $300,000 effective May 16, 1997.

    The terms of Mr. Johnson's existing employment agreement are described above in the section entitled "Employment Contracts and Termination of Employment Agreements". The Compensation Committee believes that the salary and benefits paid to Mr. Johnson in fiscal 1997 are commensurate with the Company's financial performance, based upon the growth of the Company's net revenue and number of vehicles processed. Any bonus compensation recommended by the Compensation Committee to be payable to Mr. Johnson in future years will be based upon Company growth and financial performance, and subject to approval by the Board of Directors, excluding Mr. Johnson.

TAX LIMITATION. As a result of federal tax legislation, a publicly-held company such as the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any fiscal year. The Company intends to structure its future compensation packages in a manner to comply with the $1 million compensation cap.

                             Compensation Committee

            Willis J. Johnson    James Grosfeld    Jonathan Vannini

                             Stock Option Committee

                       James Grosfeld    Jonathan Vannini

PERFORMANCE GRAPH

    The following graph shows a comparison of the cumulative total shareholder returns for the Company, the Nasdaq Stock Market - US Companies Index and the Nasdaq, American Stock Exchange, and New York Stock Exchange SIC Peer Group 5010-5019 Index (Motor Vehicle and Automotive Equipment) for the period of March 17, 1994, the date the Company's Common Stock commenced trading on the Nasdaq National Market, through July 31, 1997.

                   COMPARISON OF CUMULATIVE TOTAL RETURN (*)
                 AMONG NASDAQ STOCK MARKET - US COMPANIES INDEX
                  NASDAQ STOCK MARKET, AMERICAN STOCK EXCHANGE
         AND NEW YORK STOCK EXCHANGE SIC PEER GROUP 5010 - 5019 INDEX,
                            AND COPART, INC. (CPRT)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  DOLLARS     COPART, INC.      PEER GROUP        NASDAQ STOCK MARKET - US
3/14/94                  100              100                              100
7/94                     100               90                               91
7/95                     158               75                              126
7/96                     123               79                              138
7/97                     138               94                              203

* $100 invested on 3/17/94 in stock or index including reinvestment of dividends. Fiscal years ending July 31.

    Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by the Company under those statutes, the preceding Compensation Committee Report on Executive Compensation and Performance Graph are not to be incorporated by reference into any of those previous filings; or is such report or graph to be incorporated by reference into any future filings which the Company may make under those statutes.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee are Willis J. Johnson, James Grosfeld, and Jonathan Vannini. Except for Willis J. Johnson, who serves as CEO, none of these individuals was at any time during the fiscal year ended July 31, 1997 or at any other time an officer or employee of the Company.

    No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                              CERTAIN TRANSACTIONS

    James E. Meeks, an executive officer of the Company, owns an interest in Cas & Meeks, a towing service, which supplied approximately $380,300 in transport services to the Company in fiscal 1997. The Company believes that these services were provided on terms no less favorable to the Company than could be obtained from unaffiliated third parties. On October 20, 1995, the Company loaned Mr. Meeks the sum of $95,000 bearing interest at 8% per annum, payable in annual installments of $23,750, with the balance payable at the end of four years. The loan was made to assist Mr. Meeks in re-locating his personal residence closer to the Company's corporate headquarters. The October 20, 1996 payment of $31,500 (principal and accrued interest) was forgiven by the Company and accounted for as additional compensation expense.

    Willis J. and Reba J. Johnson are the owners of the real property and improvements of the Fresno, California facility and lease said premises to the Company for current monthly lease payments of $7,400 under a lease dated August 1, 1992, which expires, with inclusion of all extension options, in July 2000, and contains a provision whereby the Company has an option to purchase the real property and improvements. Total payments under this lease aggregated $71,259 in fiscal 1997. The Company believes that the terms of this lease are no less favorable to the Company than could be obtained from unaffiliated third parties.

    Under the terms of a lease agreement effective July 1, 1993 between the Schmidt Family Trust dated September 29, 1982 (the "Schmidt Trust") and the Company, the Company leases property in the Los Angeles, California, area from the Schmidt Trust (the "Los Angeles Lease"). The term of the Los Angeles Lease is five years, expiring June 30, 1998 and for a second five-year period following the expiration of the extended term. Until June 30, 1998, the annual rent under the Los Angeles Lease is $55,100, payable monthly in equal installments. Marvin L. Schmidt, the Company's Senior Vice President of Corporate Development and a Director, is a beneficiary of the Schmidt Trust.

              PROPOSAL TWO -- RATIFICATION OF INDEPENDENT AUDITORS

    The Company is asking the shareholders to ratify the selection of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending July 31, 1998.

    In the event the shareholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its shareholders.

    KPMG Peat Marwick LLP were auditors for the years ended July 31, 1994, 1995, 1996 and 1997 and have been recommended to the shareholders for ratification as auditors for the year ending July 31, 1998. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.

    The Board of Directors recommends that the shareholders vote FOR the ratification of the selection of KPMG Peat Marwick LLP to serve as the Company's independent auditors for the fiscal year ending July 31, 1998.

                 PROPOSAL THREE -- APPROVAL OF AMENDMENT TO THE
                       1994 EMPLOYEE STOCK PURCHASE PLAN

    The 1994 Employee Stock Purchase Plan ("Purchase Plan") was amended by the Board of Directors in October 1997 to reserve an additional 85,000 shares of Common Stock for issuance thereunder, bringing the total number of shares under the Purchase Plan to 170,000.

    The Company believes that its Purchase Plan is an important factor in attracting and retaining skilled personnel. Each year the Company reviews the number of shares available for issuance under the Purchase Plan and, based on the Company's estimates of the number of shares expected to be purchased under the Purchase Plan during the coming year, management presents to the Board of Directors a recommendation whether or not to increase the number of shares to the pool reserved for issuance under the Purchase Plan. The Board then reviews this recommendation and presents a proposal such as this one to the stockholders for approval.

    The initial offering period under the Purchase Plan began on March 16, 1994, and from that date to October 23, 1997, 59,019 shares of the Company's Common Stock have been sold under the Purchase Plan. The number of shares sold in each offering period will vary with the number of participants, the amount of their payroll deductions and the fair market value of the Company's Common Stock.

    The Board of Directors recommends that the shareholders vote FOR approval of the Purchase Plan as amended, including the addition of shares to the pool reserved for issuance thereunder.

    The essential features of the Purchase Plan are outlined below.

GENERAL

    The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Tax Code. See "Tax Information" below.

PURPOSE

    The purpose of the Purchase Plan is to provide employees of the Company with an opportunity to purchase Common Stock of the Company at a discount through accumulated payroll deductions.

ADMINISTRATION

    The Purchase Plan is administered by the Board of Directors or a committee of members of the Board appointed by the Board, who receive no separate additional compensation for such service. All questions of interpretation or application of the Purchase Plan are determined by the Board or its appointed committee, whose decisions are final and binding upon all participants. Members of the Board who are eligible employees are permitted to participate in the Purchase Plan but may not vote on any matter affecting the administration of the Purchase Plan or the grant of any option pursuant to the Purchase Plan.

ELIGIBILITY

    Any person who is customarily employed at least 20 hours per week and 5 months per calendar year by the Company during the applicable offering period is eligible to participate in the Purchase Plan, unless the employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company or of its subsidiaries (including stock issuable upon exercise of options held by him) at the end of the offering period, or the employee would receive more than $25,000 worth of stock (computed as of the date of grant) pursuant to the Purchase Plan in any calendar year. Participation in the Purchase Plan is voluntary and is dependent on each eligible employee's election to participate and his or her respective determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable. No purchases have been made under the Purchase Plan since the adoption of the Amendment by the Board.

    The following schedule summarizes the employees who participated in the Purchase Plan and shows: (i) the number of shares of the Company's Common Stock purchased under the Purchase Plan during the last fiscal year; (ii) the dollar value of the benefit; and (iii) the amount of payroll deductions for future purchases accumulated through July 31, 1997:

                             AMENDED PLAN BENEFITS
                          EMPLOYEE STOCK PURCHASE PLAN
                                LAST FISCAL YEAR

                                                                                                    PAYROLL
                                                                           NUMBER OF              DEDUCTIONS
                                                                            SHARES      DOLLAR       AS OF
NAME OF INDIVIDUAL OR                                                      PURCHASED     VALUE      FISCAL
IDENTITY OF GROUP AND POSITION                                                (#)       ($)(1)     YEAR-END
------------------------------------------------------------------------  -----------  ---------  -----------
Willis J. Johnson, Chief Executive Officer, Chief Financial Officer and
  Director..............................................................      --          --          --
Jayson Adair, President and Director....................................      --          --          --
Paul A. Styer, Senior Vice President, General Counsel and Secretary.....      --          --          --
Marvin L. Schmidt, Senior Vice President of Corporate Development.......      --          --          --
Joseph M. Whelan, Senior Vice President and Chief Financial Officer
  (2)...................................................................       1,263   $   4,454   $   1,077
                                                                          -----------  ---------  -----------
All current executive officers as a group (5 persons)...................       1,263   $   4,454   $   1,077
All other current employees as a group..................................      26,234   $  91,110   $  21,784

------------------------

(1) Market value of shares on date of purchase, minus the purchase price under the Purchase Plan.

(2) Mr. Whelan resigned as Senior Vice President and Chief Financial Officer on October 6, 1997.

    At the Record Date, the Company employed approximately 1,040 people, 792 of whom were eligible to participate in the Purchase Plan. Approximately, 124 employees were participating in the Purchase Plan as of that date.

OFFERING DATES

    The Purchase Plan is generally implemented by one offering during each six-month period. Offering periods commence on or about January 1 and July 1 of each year.

ENROLLMENT IN THE PLAN

    Eligible employees become participants in the Purchase Plan by delivering to the Company's payroll office a subscription agreement authorizing payroll deductions. Employees hired after the first day of an offering period (or who otherwise become eligible after such date) may begin participation in the Purchase Plan on the first business day of the calendar month following the month in which they are hired (or become eligible). Under the Purchase Plan, once an employee elects to participate in the Purchase Plan, enrollment in each successive offering period occurs automatically unless the employee withdraws from participation in the Purchase Plan.

PURCHASE PRICE

    The purchase price per share under the Purchase Plan is the lower of (i) 85% of the fair market value of a share of Common Stock on the date of commencement of the offering (or for employees beginning participation later, the date such participation began) or (ii) 85% of the fair market value of a share of Common Stock of the last day of the offering period. The fair market value of the Common Stock on a given date is the closing sale price on The Nasdaq National Market.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

    The purchase price of the shares is accumulated by after-tax payroll deductions over the offering period. The deductions may not exceed 10% of a participant's compensation. The total number of shares purchased by any participant shall in no event exceed, in any calendar year, the number of shares of Common Stock which $25,000 could purchase at the fair market value of a share of the Company's Common Stock, calculated as of the offering date. A participant may discontinue participation in the Purchase Plan, and may decrease but not increase the rate of payroll deductions, during the offering period.

PURCHASE OF STOCK; EXERCISE OF OPTIONS

    By executing a subscription agreement to participate in the Purchase Plan, the employee is entitled to have shares placed under option to him. The maximum number of shares placed under option to a participant in an offering is that number determined by dividing the total amount of the participant's contribution for the offering period by the lower of (i) 85% of the fair market value of the Common Stock at the beginning of the offering period (or date his participation began) or (ii) 85% of the fair market value of the Common Stock at the end of the offering period, but in no event shall more than the number of shares of Common Stock which $25,000 could purchase at the fair market value of a share of the Company's Common Stock, calculated as of the offering date, be placed under option to a single participant in any one calendar year. Unless the employee's participation is discontinued, the option for the purchase of shares will be exercised automatically at the end of the offering period at the applicable price. No fractional shares will be issued upon exercise of the option. Any amounts insufficient to purchase a full share remaining in a participant's account after exercise of the option will be returned to the participant. No interest will accrue on the payroll deductions of a participant in the Purchase Plan.

WITHDRAWAL

    A participant's interest in a given offering may be terminated by signing and delivering to the Company a notice of withdrawal from the Purchase Plan. Upon withdrawal from the Purchase Plan, accrued but unused payroll deductions are returned to the employee. Such withdrawal may be elected at any time prior to the end of the applicable six-month offering period. A participant's withdrawal from an offering will not have any effect upon such participant's eligibility to participate in subsequent offering periods under the Purchase Plan.

TERMINATION OF EMPLOYMENT

    Termination of a participant's employment for any reason, including retirement or death, cancels participation the Purchase Plan immediately. In such event the payroll deductions credited to the participant's account will be returned without interest to such participant, or, in the case of death, to the person or persons entitled thereto as specified by the employee in the subscription agreement.

CAPITAL CHANGES

    In the event of changes in the capitalization of the Company, such as stock splits or stock dividends, which result in an increase or decrease in the number of shares of Common Stock without receipt of consideration by the Company, appropriate adjustments will be made by the Company in the number of shares subject to purchase and in the price per share.

EFFECT OF LIQUIDATION, DISSOLUTION, SALE OF ASSETS OR MERGER

    In the event of a liquidation or dissolution of the Company, an employee's participation in the Purchase Plan will be terminated immediately before consummation of such event unless otherwise provided by the Board. In the event of a sale of all or substantially all of the assets of the Company or a merger of the Company with or into another corporation, the employee's rights may be satisfied by assumption of the Company's obligations by such acquiring or successor corporation. If such corporation refuses to assume those obligations, the Board shall allow the immediate exercise of the employee's rights for 30 days, after which the employee's rights under the Purchase Plan shall terminate.

NON-ASSIGNABILITY

    No rights or accumulated payroll deductions of an employee under the Purchase Plan may be pledged, assigned or transferred for any reason, and any such attempt may be treated by the Company as an election to withdraw from the Purchase Plan.

REPORTS

    Individual accounting will be maintained for each participant in the Purchase Plan. Each participant receives as promptly as practicable after the end of the six-month offering period a report showing the details of the participant's account.

AMENDMENT AND TERMINATION OF THE PLAN

    The Board may at any time amend, alter, suspend or discontinue the Purchase Plan, but, except under certain conditions, no amendment, alteration, suspension or discontinuation shall be made which would impair the rights of any participant arising out of any offering period which has already commenced without such participant's written consent. In addition, to the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act or with Section 423 of the Tax Code (or any other applicable law or regulation, including the requirements of the NASD or an established stock exchange), the Company shall obtain stockholder approval of any Purchase Plan amendment in such a manner and to such a degree as required.

TAX INFORMATION

    The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Tax Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above.

    The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Purchase Plan, does not purport to be complete, and reference should be made to the applicable provisions of the Tax Code. In addition, this summary does not discuss the tax consequences of a participant's death or the income tax laws of any municipality, state or foreign country in which the participant may reside.

                                 OTHER MATTERS

    The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

                     THE BOARD OF DIRECTORS OF COPART, INC.

DATED: November 7, 1997

                  SITE OF THE 1997 ANNUAL SHAREHOLDER MEETING

DIRECTIONS TO:  COPART SALVAGE AUTO AUCTIONS
            5500 E. SECOND STREET
            BENICIA, CALIFORNIA 94510

FROM:        SAN FRANCISCO AIRPORT

Exit the airport on Highway 101 Northbound toward San Francisco. As you enter San Francisco follow the signs directing you towards the Bay Bridge. This is Interstate 80 Eastbound. Follow Interstate 80 over the Bay Bridge and continue Eastbound on Interstate 80. When you reach the other side of the Bay Bridge stay in the left lanes. Follow Interstate 80 approximately 15 miles to the Carquinez Bridge. After crossing the Carquinez Bridge, exit onto Interstate 780 towards Benicia. Follow 780 approximately 7 miles, get in the left lane and make a left turn onto 680 Eastbound towards Sacramento. The second exit is Lake Herman Rd. Turn left over freeway and make the first left turn onto East Second, then go to the first building on the left at 5500 E. Second Street.

                                COPART, INC.

                  Proxy for 1997 Annual Meeting of Shareholders
                               December 9, 1997

            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


P      The undersigned shareholder of Copart, Inc. (the "Company") hereby
R   revokes all previous proxies and appoints Willis J. Johnson or Paul A.
O   Styer or either of them, with full power of substitution, as the proxy
X   of the undersigned to vote and otherwise represent all of the shares
Y registered in the name of the undersigned at the 1997 Annual Meeting of Shareholders of the Company to be held on Tuesday, December 9, 1997 at 9:00 a.m., at the Company's corporate headquarters located at 5500 E. Second Street, Second Floor, Benicia, California, and any adjournment thereof, with the same effect as if the undersigned were present and voting such shares on the following matters and in the following manner set forth on the reverse side.

                                                                    SEE REVERSE
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE           SIDE

/ X /Please mark
     votes as in
     this example.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE PERSONS AND PROPOSALS BELOW, AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AS THE PROXYHOLDERS DEEM ADVISABLE.

                                                                                         FOR  AGAINST  ABSTAIN
1. Election of Directors                                   2. Approval of the Board of  /  /   /  /      /  /
NOMINEES: WILLIS J. JOHNSON; MARVIN L. SCHMIDT;               Directors' selection of
A. JAYSON ADAIR; JAMES GROSFELD; JAMES E. MEEKS;              KPMG Peat Marwick LLP as
JONATHAN VANNINI; HAROLD BLUMENSTEIN.                         independent auditors for
          FOR        WITHHELD       MARK HERE                 the Company for the current
         /  /         /  /         IF YOU PLAN  / /           fiscal year ending July 31, 1998.
                                    TO ATTEND
                                   THE MEETING                                           FOR  AGAINST  ABSTAIN
                                                           3. Approval to increase the  /  /   /  /      /  /
                                    MARK HERE                 number of shares reserved
                                   FOR ADDRESS  / /           for issuance in the 1994
                                    CHANGE AND                Employee Stock Purchase Plan
                                    NOTE BELOW                from 85,000 shares to 170,000
  / / ---------------------------------------                 shares.
      For all nominees except as noted above
                                                           and, in their discretion, upon such other matters
                                                           which may properly come before the Annual Meeting
                                                           or any adjournments thereof.

                                                           TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING,
                                                           PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT
                                                           PROMPTLY IN THE ENCLOSED ENVELOPE.

                                                           Sign exactly as your name(s) appears on your stock certificate.
                                                           A corporation is requested to sign its name by its President or other authorized officer, with the office held designated.
                                                           Executors, administrators, trustees, etc. are requested to so indicate when signing. If stock is registered in two names, both should sign.



   Signature:                          Date:            Signature:                                 Date:
             -------------------------      ------------          ---------------------------------     -----------
